Exhibit 99.1

Gladstone Investment Corporation Portfolio Company SFEG Holdings Inc. Has

Agreed to the Sale of Specialized Fabrication Equipment Group LLC

MCLEAN, VA, July 07, 2026: Gladstone Investment Corporation (Nasdaq: GAIN) (“Gladstone Investment”) portfolio company SFEG Holdings Inc. announced today that it has agreed to the sale of Specialized Fabrication Equipment Group LLC (“SFEG” or the “Company”) to Enerpac Tool Group Corp., marking another successful realization for Gladstone Investment’s buyout strategy. Gladstone Investment is expected to receive full repayment of its debt investment and realize a significant capital gain on its equity interest.

SFEG designs and sells a suite of branded, specialty equipment for the fabrication and welding industries. Enerpac is a global provider of industrial tools and services, and the acquisition further expands its portfolio of specialty industrial solutions.

“Gladstone Investment is proud to have supported SFEG across six separate acquisitions that expanded the Company’s product offering, customer reach, and market position within the fabrication and welding equipment industry,” said Christopher Lee, Executive Vice President of Gladstone Investment. “CEO Vinay Varma, President Aidan Tagliaferro, and the entire SFEG management team successfully scaled the business through organic growth and acquisitions while broadening SFEG’s portfolio of branded specialty equipment solutions and we wish them continued success as they further expand under Enerpac.”

“The successful sale of SFEG will represent Gladstone Investment’s 31st realized exit from a management-supported buyout investment since inception,” said David Dullum, Chief Executive Officer and President of Gladstone Investment. “This outcome reflects our strategy of partnering with management teams to build scalable lower middle market businesses while generating current income and long-term capital appreciation for shareholders.”

Gladstone Investment is a publicly traded business development company that seeks to make equity and secured debt investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Additional information on the transaction can be found at www.gladstoneinvestment.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Forward-looking Statements:

The statements in this press release regarding the longer-term prospects of Gladstone Investment, SFEG, Enerpac Tool Group Corp. and their management teams, and the ability of Gladstone Investment, SFEG and Enerpac Tool Group Corp. to grow and expand are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on Gladstone Investment’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in Gladstone Investment’s filings with the Securities and Exchange Commission. Gladstone Investment undertakes no obligation to update or revise these forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Gladstone Investment Corporation

For further information: Gladstone Investment Corporation, (703) 287-5893